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Automatic Data Processing, Inc.

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William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

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Pershing Square, L.P.

Pershing Square II, L.P.

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Pershing Square Capital Management, L.P. and certain affiliates participated in a webcast related to Automatic Data Processing, Inc., which was also posted on www.ADPascending.com. A transcript of the video is below:

Fireside Chat With Pershing Square’s Nominees

ADPascending.com – October 19, 2017

LISA ELLIS	Good afternoon and thank you for joining us. I’m Lisa Ellis, a senior analyst at Sanford C. Bernstein, one of Wall Street’s leading, independent equity-research firms. Over the next hour, I’ll be hosting a fireside chat with Pershing Square’s nominees for ADP’s board. For context, I’m an independent, objective research analyst covering ADP. I work on behalf of investors like you. I have no affiliation with Pershing Square or with the company, and I’ve offered to host a similar session with ADP’s board nominees. I have an outperform rating on ADP.

Now let’s get started. I’m joined today by Pershing Square’s three nominees to ADP’s board. First, Bill Ackman, CEO of Pershing Square Capital Management. Second, Ronee Hagen, retired Chief Executive Officer of Polymer Group. And then finally, Paul Unruh, former Vice Chairman of Bechtel.

The goal of today’s session is to hear directly from Pershing’s nominees on why they’re running for seats on ADP’s board, what unique skills they bring and what actions they’ll take if they’re voted in. We’re going to focus in particular on Ronee and Paul, as they’ve been less visible to investors so far. So first, let’s start with why ADP? Ronee, let’s start with you. What compelled you to join Pershing Square’s slate as an independent nominee for ADP’s board?

RONEE HAGEN	Well thanks. I appreciate the opportunity to talk about this. It’s been an interesting journey. What first propelled it, just very practically, is that I got a phone call from a couple of colleagues that I knew from Blackstone who are now working for Pershing Square. I saw the investment thesis of the company. It sounded interesting. The thesis was pretty compelling. But what really propelled me to say yes to it is I think corporate governance is changing. The way we thought about activism in the past, and I’ve been on boards for 20 years, is very different today. And I thought this would be an interesting opportunity to look at it from an activist’s perspective, which has been enlightening, and certainly representing a big shareholder. So it’s been an interesting journey and I’m happy I’ve been on it.

MS. ELLIS	Good. Paul, same question for you. What compelled you to join Pershing Square’s slate?

PAUL UNRUH

Well, when I first got a call from Bill, he explained some elements of the thesis and I did my own research by going through research reports and the financial filings of the company, and I began to draw a conclusion that they were doing really quite well. It was a steady, well-managed company. That was my original kind of takeaway from reading the public materials. I then flew to New York and had an opportunity to sit with Bill’s analyst team and Bill himself to go through a very exhaustive amount of work that they had compiled on ADP, and I came to a drastically different conclusion: that the company needs urgent attention on a number of key areas. And of course, at the end of the day, it’s a good company that could do so much better. And what I’m hoping to do is join the board and unlock that potential.

MS. ELLIS	Alright, now Ronee, back over to you. You don’t have a background in either HR services or specifically in technology, so why don’t you talk a bit about what experience and skills you are bringing that are uniquely additive to ADP’s board.

MS. HAGEN	Well you know my career has been rather nontraditional. I was an entrepreneur and then started a corporate career with Alumax. A couple of years after I had been with Alumax, Alcoa actually bought that company in kind of a hostile takeover. I wasn’t wild about corporate life, but had the opportunity to work with Paul O’Neill, who is just a terrific, terrific leader and I learned a lot from him. It was a time when Alcoa was very acquisitive. He grew the business from $7 billion to $30 billion. And I was the first woman business unit president, and I was president of Alcoa Engineered Products, which was almost a euphemism for things that were non-strategic for Alcoa. See, with a lot of acquisitions, you go through a maze pretty quickly and you find out what do you want to build to keep, what do you want to fix to sell and what are you milking the cash out of, so you can maintain the other parts of the business? It was terrific to learn from a leader like that, to have those experiences. I was recruited away to another company as President and CEO. It was a turnaround. And I learned a lot about that skill set, transferring to a turnaround situation. We did turn that company around and then a few years later was recruited to do another turnaround, which was, the company had just fired their CEO and Head of Procurement, so it was in a damaged situation. Turned that around, sold the company to Blackstone and learned a lot in that situation as well.

It was an opportunity to understand that, to move with urgency, and also to look back and say, how did these companies get to be that way, and what happened? And there’s a tipping point I think, when a company is doing very, very well on an ascendancy, and when there are some internal issues that are getting it off track. And it’s not the financials, because the financials will hold up a lot longer. The total shareholder return, stock price and the public financials, you won’t always see it. So I look at the non-financial indicators to judge the health of a business. Look at the employees, look at their engagement, what’s the employee turnover like? Look at the customers. What are the customer surveys saying to you? What’s your market share? How are all of those things going? And you better pay a lot of attention to where you are on those metrics. And then, serving on boards, it’s especially important that you be able to detect those things to tell you whether you’re on track or off track. But the thing I did learn is that you need to move with a lot of urgency once those things do start to deteriorate.

MS. ELLIS	Alright, Paul, your turn. Similar question, over to you. Yes.

MR. UNRUH	Well, when I joined Bechtel, my first job there was to develop a payroll system, and for those that have done it, it’s really a thankless task, but I did succeed. We actually worked with Dave Duffield in his earliest incarnation on his payroll system, and of course he’s gone on to form Workday. And over the course of my years at Bechtel, I did have a number of involvements with both Oracle and others in payroll systems development, so I’m quite familiar with that process. But that’s not what I bring to this situation. I do bring that background, but more recently, and I think directly applicable to ADP, is that I am on the board of Symantec. And we recently went through a transformation program where we had a three-member oversight committee of board members, with myself and two others, and we oversaw the delivery of a $400 million-a-year reduction in the run rate of their operating costs, and a corresponding improvement in margin. And that was a, we managed that like a project. We hired a consultant who helped to validate and identify all of the opportunities. And once we had that done, we garnered all of the employees across the company, no stone was left unturned. I’m Chairman of the Audit Committee there and we even worked on the auditors’ fees as part of this process, so it was an all-encompassing effort. We had the oversight committee, we met twice a week, I’m sorry, every two weeks, and with the board once a month on these projects and the details, very granular details of the effort, and we succeeded. So I know it can be done. I think I could bring something similar to ADP.

MS. ELLIS	Alright, how about, while we’re talking experience, just talk a little bit, Ronee, you touched on this, but, your prior experience in this situation. If voted onto the board of ADP, you’d be coming in as a dissident director. Can you just talk a bit about your, do you have prior experience being a dissident director, or maybe in your other board situations, working with activists? How do you see your role being different on the board, coming in, in this way.

MS. HAGEN

I don’t know that I do. I’ve never been a dissident director. Like I said, probably five years ago I viewed activism as more black-hat/white-hat, they were the bad guys and that the management and the board had to link arms to fend them off because they were kind of in it for themselves and not for the shareholders or certainly the employees. I think, as I said before, corporate governance has changed a lot. And I think paying attention to that, and really understanding that what shareholders want are more of those early indicators through transparency as to how the company is really doing, and not finding out too late because there’s been a too-collegial board or a too-overbearing management that would obfuscate what shareholders really should know. So I think it’s a wake-up call for all directors and I don’t really consider myself a dissident. I think this is a good company. I bought stock in it and I think I can add value to it by being a great independent director that looks at all of the issues.

MS. ELLIS	Paul, how about you? Do you see any difference in how your role would be in this board situation.

MR. UNRUH	Well I have had one other dissident shareholder position on URS Corporation, which was sponsored by another private equity firm. And in that case, I went on that board with three other individuals and we had a very good, collegial environment with the existing board and we managed to get the company sold in a very positive transaction for shareholders in a matter of nine months. So that was, I think, a very good outcome for all concerned. In the case of Symantec and some of the other boards where I have been on, I’ve always advocated to be our own activists, and to try to think like an activist in terms of shareholder representation and maximizing shareholder value. So that’s been a mode of operations for me in all of my board seats.

MS. ELLIS	Alright, Bill, let’s bring you into the conversation then on this question. What would you see, based on your prior experience in activist situations on the board? How do you view it being a bit different.

BILL ACKMAN	Yeah look, I think once a proxy contest is over I think we’re all just directors and we’re there to represent the interests of shareholders. I think what happens when you have a proxy contest and a company pushes back very hard and the shareholders still vote you on the board, is it sends a very powerful message to the whole board that the shareholders are not tolerant of the status quo, that they want the company to perform better than management has been able to, and the board’s been able to direct the business. You know, I think what changes here is this company does not have a major shareholder, frankly, or even a minor shareholder on the board of directors. The board has, in 13 years one director has bought 1,000 shares. It’s not a board that has a shareholder-first mentality. And I think the benefit of having, I’ve heard this from many CEOs, I’ve been on boards, the benefit of having someone in the room, I’ve heard this from other directors, who’s a major shareholder, you can try out ideas with to get a reaction to how the larger base of shareholders might respond. So I think that’s something where I bring some value.

We’ve also been involved in analogous business-efficiency transformations. The three examples that we have done, one in the railroad industry, one in the industrial gas industry and then most recently

Zoetis, in the pharmaceutical industry. All different industries, but the issues are all the same. And it’s about, in the case of Zoetis, a business that was part of Pfizer, had a similar organizational structure to Pfizer and where there were huge opportunities for improvement, so helping oversee that process. But a big part of what’s happening here is you have, we are not running against, the way the company has portrayed it is, we’re running three directors without technology expertise against directors who have technology expertise, and that’s not what we’re doing at all. In fact, we like the recent additions to the board in the last three years, individuals who we think bring a lot to the table from a technology point of view. We’re running against three directors who have been on the board for 10, 12 and 13 years, two with industrial backgrounds, one a business school dean, and bringing on people who have experience in business and cost transformation.

The other thing we do by doing so is you have the three directors we’re replacing, each chair, one chairs the board, one chairs Nominating and Governance, one chairs Audit. All of the longest-standing directors here have leadership roles. And as a result, the newer directors, in this case the directors added in the last few years, have less kind of a, aren’t ready to make the contribution that they can make. And what’s helpful is that with a replacement of three older directors, with three newer directors, a majority of the board will be relatively fresh perspectives. And that will enable the company to make the necessary changes.

MS. ELLIS	Alright, let’s spend some time on Pershing Square’s investment thesis on ADP. Ronee, which aspects of Pershing Square’s investment thesis really caught your eye? Which ones do you believe are the strongest?

MS. HAGEN	Well I think that the analysis they did, and Paul referred to it earlier, has really been quite extraordinary, and it was rather eye-opening to me. As I said before, I do look at the non-financial indicators to judge the health of the business. And one of the things that I pay attention to from my prior experience and when I read this business thesis, was the fact that they are and have continued to have continuous improvement. Continuous improvement only works when you’re number one. If you don’t, you’re going to work very hard and you’re still not going to close that gap, whether it’s with the employees or with your customers or with your market share. And so I think we really have to move with a sense of urgency once you get those metrics to say, gap closure to best-in-class. And in my view it should be, you know, that is a burning platform.

The other part of it is, that I think every employee shows up every day and wants to be successful, and I’m sure the ones at ADP do. I think that you can work very hard with continuous improvement and not win. And my experience in the situations I’ve been, is you confront the brutal realities and then you say, this is what winning looks like, and that energizes everyone. They’re going to work hard anyway. And if you can get them working hard towards those goals to close those gaps in terms of the employee engagement and participation, in terms of the customer-service metrics, in terms of the market-share metrics, you really energize the whole company, and I think that’s a very exciting thing for the enterprise. So I saw those opportunities and I’ve seen the rewards that it can bring to the families. Because what you’re doing, you’re just not employing people, you’re employing families, and that impact is huge. And the companies that I have seen that have suffered from not paying attention to that, do a lot of damage to the families.

MS. ELLIS	Good. Paul, how about you? When you first reviewed the investment-thesis materials from Pershing Square, were there elements of it that jumped out at you that you felt like were the really compelling pieces?

MR. UNRUH	Yes there were. I was very compelled by the comparison of ADP’s margin to its competitors, and especially the case of CDK which had been spun-out of ADP and able to have a tremendous margin improvement outside of the ADP organization. And that was an indicator to me that there are internal factors in ADP in terms of its organization, management structure, layers of authority and that sort of thing, which are preventing them from getting at margin improvement at a pace that would be most rewarding to the shareholders. They have since responded to a number of the suggestions we’ve made by saying they’re doing all these things, but at a slower pace. But I am absolutely certain it could be rapidly improved without introducing any major risks to the business and its customers.

MS. ELLIS	Alright, Bill, what else would you add?

MR. ACKMAN	Look, I think there’s clearly a huge efficiency opportunity, and beyond efficiency I think there’s an opportunity to improve the culture of the company. You know, one of the things that I think shareholders should do is look at the rankings of ADP versus its competitors on Glassdoor, truly independent feedback from thousands of employees, and ADP is dead last out of ten on every metric in terms of, is this a place you want to work, is this a place you’d recommend to a friend. You know, those are metrics that they need to improve. It’s a real risk to the company. The other real risk to the company is on the national-account side. As you know, this was a third of ADP’s employer services business and only relatively a few years ago, today it’s 20%. They’re losing major market share. Companies like Ultimate, every quarter announce 45% of our wins are from ADP, Ceridian announced 75% of our wins from ADP. The sad thing is that those wins are not just losses this year, they’re losses for a decade. It’s very hard, you don’t win back an enterprise customer once you lose an enterprise customer. They’re not going to go through an RFI process in a year, obviously, so that is something that needs to be addressed.

We have floated an idea that I think is worthy of exploration. We don’t, today the company has not given a date as to when they’re going to launch their Vantage 2.0 product. We don’t know the quality of that product, we don’t know when it’s going to hit the market. In the meantime, they’re losing share. One of the thoughts we have is that Ceridian is an interesting company. In our meetings with shareholders we learned, among other things, that Blackrock, one of the largest shareholders of ADP, has switched to Workday, Vanguard, I’m sorry, Blackrock switched to Dayforce, a Ceridian product. Vanguard’s switched to Workday. And Vanguard’s the largest shareholder of the company. So when you have the largest shareholders switching away, that tells you that there’s something wrong with the company that needs to be addressed immediately.

One of the ideas we floated is, this may be a case where a larger-than-typical acquisition makes a lot of sense, i.e., we think Ceridian can be acquired. We think it’s a $4 billion-ish price tag. And it’s a business that has a thousand-plus enterprise customers on a best-in-class product. It’s an opportunity for potential synergies. ADP is private-labeling Kronos’ time-and-attendance product. That’s a strategic threat to the business long-term. It would be addressed in this kind of acquisition, and you can put ADP’s resources behind a much better product. When ADP talks about being fearful of migrating clients, what they’re saying is, you’re never fearful of migrating a client unless you have an inferior product. And that is something that needs to be addressed, it needs to be looked at, at a board level, and they have to think a little outside the box. ADP has never done a meaningful acquisition. In fact, the way they approached acquisition were to buy features of products and then assemble them into a product. That is not a good way to do so. But I do think it could win back a lot of customers immediately by acquiring a company like Ceridian. It is available for sale effectively because it’s owned by private equity at the end of the life of a fund. So that’s something, as a director, I would very quickly encourage the company to look at, in addition to, of course, getting a full understanding of where they stand with their Vantage product.

MS. ELLIS	Yes, so let’s spend another moment on this topic because this is one of the core parts of your thesis, and it’s one of the thornier challenges for ADP, is addressing their challenges up in the national-accounts, or the enterprise segment. So, taking the swing-for-the-fences, Ceridian, idea off the table for a moment, what alternative or what other initiatives do you have in mind for the enterprise segment.

MR. ACKMAN	So, one, I wouldn’t call Ceridian a “swing-for-the-fences.” It may be the lowest-risk solution to acquire a viable product that has significant market acceptance among customers that have switched from ADP, get those customers back. And Ceridian, by the way, is a private company that’s in a leveraged buyout situation, doesn’t have a lot of financial resources, so I don’t think it’s swinging for the fences. It may be quite interesting.

We do think there is a lack of technology leadership at ADP. It’s not for a lack of spending that they have a problem. They’re spending $860 million a year, $430 million or so of that is on legacy systems. They have a 9,000-person technology organization, 900 in what they call “innovation centers,” but I wonder about the other 8,100. The CTO was an internally promoted business-unit leader, not a best-in-class technologist recruited from the likes of a Google or a Facebook or a top-technology institution. So, one of the first things as a director I would look at is, do we have the right person running the technology at ADP, and it starts with the leadership. I’d look at the CTO and I’d say, is this the right person to be leading this organization. The company has not got, ADP spends basically what the, more than the entire HCM industry spends on technology with very little to show for it, so there is a problem there. It’s not for a lack of human resources, it’s not for a lack of investment. This is not a company that under-invested, it’s a company that has not effectively invested and developed best-in-class products. That needs to be fixed, and certainly, you would look at the leader of that piece of the business.

MS. ELLIS	And how would you propose, so the other major and really the leading portion of your thesis is around margin expansion, which feels a little bit at odds with this strategy in the enterprise, which is all about product revitalization. So how do you reconcile those two, given that those two goals seem to be at odds with each other?

MR. ACKMAN	Yeah, they’re not at odds at all. In fact, it’s not just efficiency, profits you increase by reducing your expenses, but by reducing the number of layers in the organization, by consolidating 130 offices around the country, by creating the right incentives for your employees, by making this actually a more interesting and better place to work. You recruit better talent, you retain best-in-class salespeople and you make this a much more effective company. Again, it’s not a case where we’re saying, they’ve got to ramp-up spending, right? It’s a case where there’s a lot of waste in the company and that waste will create efficiencies.

Very instructive to look at the CDK story. CDK, there’s a slide in our presentation where we quote from the management of CDK what life was like when they worked for ADP. And the same management team that fixed CDK as it was spun out of ADP was the same team that ran it internally, and they said, “Internally, we were run like three separate businesses. Today, we’re one. Internally, we had six separate R&D organizations. Now we have one. We had 12 different billing systems. Now we have one. We ran an incredibly complicated business and we’ve dramatically simplified it.” These are the kinds of changes that we’re proposing for ADP. These are risk-reducing, efficiency-gaining changes that make this a more desirable place to work. I get e-mails on a regular basis now from current and former ADP employees who all own stock in the company, who are rooting for us, who want to see this business made into, or return to, a place where people are excited to go into work every day. These are the kinds of changes that are necessary, so it’s not inconsistent at all. In fact, ADP’s miss on the enterprise space is partially explained by how it’s become a bit of a lethargic bureaucracy.

MS. ELLIS	Alright. Paul, why don’t we go over to you while we’re on this topic of margin expansion and the cost efficiencies, because you mentioned that in your role at Symantec, you’ve been directly involved in driving a cost-related program. Talk a little bit about how you see executing the margin expansion initiatives at ADP.

MR. UNRUH	Well, I would recommend treating it as a project with a project-management team and a project-management office that reports to the CEO and the board with close board oversight; engaging a consultant to help in the identification of the various work streams and the tasks that are necessary and prioritizing them; and then engage the organization, across-the-board, in their piece of the project to actually get them going, focused and execute. So when you have the oversight of the board, for example meeting directly with the head of IT, there was a connection there of the importance of getting at these things that, in the case of Symantec, many of them had been talked about for a long time, they just hadn’t gotten done. And so, with the right focus, a good consulting organization to add know-how in the cost-reduction areas, and a cooperative management team, you can get a tremendous amount done. And that’s what I would recommend doing.

MS. ELLIS	And what, just again, based on your prior experience, what gives you confidence, kind of looking outside-in at ADP, that the margin expansion is attainable?

MR. UNRUH	Well I get the confidence from the comparison to its competitors. If you look at Paychex and others, they have substantially higher margins, and there’s no fundamental impediment for ADP to have similar margins. So I think they’re leaving a lot on the table. Bill mentioned the spend in R&D, which is enormous. That can be redirected and redeployed into improving product and doing other things, so I think there’s a huge opportunity there for margin expansion through improved technology and just a different focus. And a lot of it depends on morphing the culture into a cost-conscious culture within the organization.

MS. ELLIS	Okay, Ronee, let’s spend a little bit of time with you, then. Can you give us some examples from your prior executive or board experience in dealing with similar challenges to the ones that you’re talking about here at ADP, either driving margin expansion and/or addressing a segment of the business that’s underperforming.

MS. HAGEN	Well, almost my career was underperforming. So I was always dealing with that. And I was always dealing with a significant— I was levered-up. So the timeframe with which I had to make these changes and do them successfully and not implode the business, were all of the pressures that I faced every day and that we faced in running the business. I think the interesting thing is, if you get in a comfort zone, it can be a narcotic, that we’re really okay, we’re really okay. And I think that no company can ever be in that zone, because it is damaging to so many aspects of it. The idea that you’re moving from a service business to a more technology business, and that that’s very different and very hard. There isn’t a segment of the business today that isn’t a technology business. If you’re a bank, you’re a technology business, if you’re an industrial company, if you’re a utility you better be a technology company because of all the cybersecurity and issues that every company is facing. It isn’t iterative, it is happening, it is happening and you have to do it now and you have to do it with a real sense of urgency around that. I think the ability to execute against all of those things in a timely fashion is not an impossible thing. I think there’s a lot of models that have been used very successfully in similar situations. But I think there is, it does take, you have to confront the brutal realities, you have to have the courage to make the moves and to have that clear vision of what is this company going to look like in five years? Can you paint that picture? Can you tell everybody? Do they know what their part is in that five-year view of the company? And then that’s the convergence of all of those changes. And it isn’t, it takes a long time to change culture. It does not take a long time to change behaviors, and really, the employees welcome it.

MS. ELLIS	And, to your point, presumably ADP employees get up every day and go to work wanting to do a terrific job, so why do you think that some of these opportunity areas, the margin expansion or addressing some of the product challenges in the national-account segment, haven’t been addressed so far.

MS. HAGEN	I think overall the company has done well. So I think it’s easy when you’re in a board-room or if you’re a senior executive to look at certain of the metrics and not others, or explain the other ones away, or say, “We are working on it.” But are we working on it with the urgency that really is penetrating the organization? And employees know what’s going on. You really get a sense of a company when you go in there. And there is a protectionism for an existing organization to defend what is in place now, because there is the threat of the change and what’s going to happen. But I think that with the way business is today, it’s much more threatening if you don’t have leadership that is willing to make those changes.

MS. ELLIS	Paul, how about you? What’s your view on why some of these, maybe the margin expansion opportunity hasn’t already happened at ADP?

MR. UNRUH	Well, it’s hard work, and not normal work for most organizations to be inward-looking and see where you can find that kind of improvement. And I think it’s going to take a very focused effort, and with metrics, a plan that they commit to and a very aggressive board oversight to make sure that we get at it. So it’s, I think that kind of the bottom line of what I’m saying is that what we are proposing is not business as usual. And I think this is a company that has fallen into business as usual as being a very good thing and consistently delivering EPS growth and a number of other key factors, by the way, which they’re measured against, and they can have a very comfortable, insular lifestyle that way. And I think that’s led to complacency and, as a result, they haven’t delivered the kinds of superior results that they could.

MS. ELLIS	Bill, how about you?

MR. ACKMAN	Yeah, I actually think Paul was hitting on it there. You know, this is a company that has prided itself on increasing its dividends over the last 42 years. This is a company that has prided itself on this earnings algorithm, and this let’s meet and exceed Wall Street estimates. And I think you sit on the board of this company and the stock goes up, no one complains, dividends are paid on time. And I think that has shackled the company or blinded the company from the dynamic changes that have taken place in the industry in the last six years. ADP has been so dominant for the first six decades of its business that it didn’t notice, or ignored, competitors. You know, Workday was a $500 million market-cap company six years ago, four years ago, and it’s a $22 billion market-cap company. It was a startup, it had no customers, and now it’s winning business from a meaningful percentage of the S&P 500. To be a $50 billion company with the resources ADP has and to allow that to take place, you have to be focusing on your earnings-per-share and not focused on your competitive position in the marketplace. So I think this was an enormous miss for the company.

We’ve heard from people that they think that investors just want a smooth increase in earnings and therefore they don’t want to take out efficiency all at once because they want to save some in case they need a little more efficiency to make an earnings number. This focus on quarterly earnings is a very, very dangerous thing for a business in a world which is incredibly dynamic, particularly a world in which there are, even startups can raise capital very easily, get access to unlimited amounts of bandwidth and can compete, and that’s the world in which they operate. And it’s not just the startups. You look at companies like Ultimate, Ultimate’s a couple-of-decades-old business that was founded by former ADP employees and they’re winning huge business away from ADP because they are operating with a modern, best-in-class approach to doing business without a focus on next quarter’s earnings, but on, let’s do a land-grab and take as much market share as possible because we’re in a space where, if you win a customer, you own them for 10 or 12 years, or possibly forever. Ultimate has 97% persistence in their client base, and I just think the focus here has been too much on, as Ronee puts it, on the financial metrics, the short-term financial metrics, and the loss has been a massive loss of opportunity to the competitive world, the competitors here.

MS. ELLIS	Alright, Ronee and Paul, now one of the hard questions. So you are on Pershing’s slate but you are independent board nominees. So give us a flavor for that independence. Where do you think you bring actually a slightly different perspective, or maybe even differ a little bit in your view, from Bill and his team?

MS. HAGEN	Well I think the, like I said, Bill and his team have done a terrific analysis of the company. What I’ve done is had to do something with that analysis, and analysis is one thing but action’s another. And how do you bring a plan to fruition, and executing on a plan is something that I’ve done very successfully in my career. And I think that that perspective and probably the most valuable lessons I’ve made are the mistakes, and I try never to repeat those. And I think as a board member, having had that perspective of executing – I’ve been in three different sectors, so I haven’t spent my whole life in one and I’ve walked into places where I wasn’t the smartest person in the room when it came to that sector. But there are underlying fundamentals that I think I’ve experienced that when I do walk into a boardroom, I’m a good listener, I do my homework, but I think that wisdom of operating experience coming in helps me to see what are the real things and, more importantly, what are the watch-outs. You know, what can you watch out for? So while I certainly admire, as I said, the analysis, that’s a lot different, I agree, than being on the firing line, but I do have an appreciation for what that is like. And I think to go into a boardroom and then be the listener, I have a great respect for the other board members, particularly the new ones that come on with these perspectives. But I work very successfully with the boards that I’m on, and I think we have added value to those companies. So I’d look forward to doing this here.

MS. ELLIS	Alright, and Paul, how about you? Where do you think you differ, maybe, a bit from Pershing and that team?

MR. UNRUH	Well I think I do differ from Pershing in terms of having had the hands-on experience in cost reduction, and not just at Symantec but in my prior career at Bechtel. So I have a lot of tools that I’ve used to do that, that I have familiarity with. So I think there’s that aspect of turning the analysis into actual action. I am a very action-oriented board member, and I think would bring a lot to the party in terms of that construct. I’m not saying that that’s independent of ADP’s goal too, but I think I would bring an energy to it that would not necessarily be tied to Pershing in any way.

MS. ELLIS	And Bill, what’s your reaction to Ronee and Paul’s answers, meaning, what are you hoping that they would bring that’s kind of complementary versus just sort of signing up on your slate.

MR. ACKMAN	Sure, so I met Ronee and Paul in the last two months, really in connection with this proxy contest. And what we were looking for were people with independent points of view who had relevant experience, in particular for the issues that were present here. 80% of the problem is the way the business is run. Basic blocking and tackling, business 101: organizational structures, designing the right incentives, motivating the team, operating expertise. And so we wanted execs with operating expertise, we wanted executives who would sit in a boardroom and say what they believed and they thought and would push back if I had a point of view and they disagreed. We’re looking for people who will change the dynamic in the boardroom to get to the right answers, and that’s why we chose them. There are a lot of directors who won’t, if you will, serve on an opposition slate. This whole notion of a dissident, the funny thing about corporate America, it’s the least democratic world where 99% of every shareholder meeting, there are no opposition candidates. There should always be opposition candidates, we’d end up with better boards. But their willingness to, in effect, compete with the opportunity to be on this board is a characteristic that makes them, I think, excellent directors.

MS. ELLIS	Alright, let’s switch gears and spend a bit of time on a couple of ADP’s major rebuttal arguments to the Pershing thesis. The first big one is around client and business risk. So, ADP’s primary concern, really, with the Pershing thesis is that it introduces too much client and business risk. The exact language, just so I’m reading it is, “Pershing Square’s call for accelerated operational margin improvement presents a significant business risk for ADP and for our clients.” And, to be fair, ADP has had some choppy client retention over the last couple of years, as the company’s been migrating clients in their midmarket over to their modern platform. So, let’s start, in this case, Paul, with you. What’s your perspective on this concern of ADP’s? I know you mentioned it before, this whole issue around business risk.

MR. UNRUH	Well, I think we have to approach this surgically. As a surgeon would say, we’re going to do no harm. So there’s a lot of work that can be done here that is, either clearly has mitigatable risks or has risks that can be managed through in other ways. And I am not at all concerned that we would increase risks to the actual delivery of a product, like a payroll check run, to one of ADP’s customers. And I think the company is obviously already at risk to losing its enterprise customers to the competition. And I think that that probably far outweighs any risk we would introduce in our margin improvement and margin expansion program.

MS. ELLIS	Alright, Ronee, how about you? What’s your view on the concerns around client retention?

MS. HAGEN	Well I think there’s always a business risk in any change that you make, and I think that you have to weigh that carefully. I think the ability to execute against any strategy has got to be risk-evaluated. But at the end of the day, losing market share, losing your employee energy around commitment to the company, your customer metrics going south on you, all of those things are mandates for change. And so then I think you have to look at a lot of other people, a lot of other companies who have successfully made that migration. This isn’t the first of its kind. And so I think there’s a lot of lessons learned through the mistakes that other people have made in doing these kinds of things, and the successes. But really, separate those two and then really have an action plan that moves – we used to call them “fast teams.” Like Paul said, it’s not business as usual, but it’s not that unusual today because of the urgencies around all of the businesses and the pressures that they face that you’ve got to have the ability to act quickly in these situations.

MS. ELLIS	Alright, and Bill, what’s your view on this. How do you think, what gives you confidence that driving margin expansion and making some of these more dramatic changes won’t introduce more risk in the business.

MR. ACKMAN	One, I think there’s a lot of risk in the status quo. I mean, ADP is the lowest-ranked place to work of all of their competitors. That’s a risk, and they’re losing talent, and I get e-mails from people who’ve left and still own stock in ADP who would like to see it improve. A lot of this is, I’ve been in a number of proxy contests in my career, and the first thing a company that decides to fight, the first thing they do is they say, “You don’t know what you’re talking about.” Then you make your presentation. It’s hard to make the argument that we haven’t done, I think, good work on the company. Then they say, “Well, what you’re doing is introducing risk,” and they’re not particularly specific about the risks that are identified here, but it’s not risky to run a business better. It’s risky to try to operate a company out of 130 offices and 10 million square feet of space spread around the country. It’s risky to have a PEO business based in Miami, when the SMB business is based in New Jersey and you have one person running those two businesses. It’s just very inefficient and it’s not risky to figure out how to bring those two organizations together so that they can compete more effectively. It’s risky allowing your competitors to steal away customers that aren’t coming back for a decade or more. So the business clearly needs change.

The last piece of a proxy contest is when the CEO goes on TV and says, “Ah, they’re going to fire 40% of the work force in order to achieve these objectives.” The CDK analogy, I think, is a really good one. CDK went from being a company with very low margins relative to its competition when it was owned by ADP and overseen by this management team and the board. When it became a public company the only thing that happened is they changed the name on the door and they sent a stock certificate out the door, and the shareholder base changed, and there was a new board of directors. The same management team ran the business. And it’s a less-risky company today, run not as three separate businesses, but as one. It’s a much more effective company today, not with six R&D organizations, but with one. It’s much better for their customers to have one billing system instead of 12. And, by the way, these are the kinds of changes that took margins from 16% to 26% and on their way to 35%. And, by the way, they did it without reducing their headcount. Their headcount has been 8,000 for the last three years, and my expectation is, five years from now ADP will have more employees than it does today. But it will have more employees than it does today because the business has grown more quickly. For the employees who are listening and who have any concern about this, just a few comments, because I hate comments like that, that there’s not going to be any wholesale firing of anyone here. This is a business that’s growing. This is a business that will grow into becoming a more efficient company like CDK has. And there are opportunities—I’m losing my train of thought. My point here is that they should be able to operate a very efficient company by operating, you know, basic business rules in terms of their effectiveness.

MS. ELLIS	Alright, and just one follow-up on this point around the client and business risks. So one of the key areas of efficiency that’s been highlighted is around service, the productivity in the service organization. This is a very labor-intensive, service-delivery organization that’s been the pride of ADP in many ways because it’s a white-glove-service organization. However, that’s also been raised as one of the potential inefficiencies in the business. So can we talk, just to follow on, on this point around margin expansion. You were talking, Ronee about the vision for five years out. What’s the vision for an organization that has both, maintains the quality and reputation for service delivery that ADP has, and yet does that in a way that is not as labor-intensive as it has been in the past?

MS. HAGEN

You know, I remember when we used to go into banks and I used to stand in line at a bank, and if I had to go in at my lunchtime, I’d say, “Why don’t they have more tellers here? We just need more of them, because I’m not getting the service that I need.” When the fact is, and the answer was, if you’d done my survey I would have said more tellers, but the answer was not to have to go into the bank, period. So I think that when you’re looking at customer service and if you benchmark against the best of customer service, they’re people that you don’t really have to interact with because the systems are very smooth and seamless, and it’s an extraordinary situation if you should have to go to them. And I think that’s what technology has done in so many parts of our business, whether it’s a retail experience, banking experience, any kind of industrial experience, or an experience with your utility, whoever it is, is to get that personal interface away from it, because you don’t need it, because the systems have improved so much that the technology enables all of those things to happen rather seamlessly. So I think we have to identify what great customer service means. If it means I’ve got a lot of problems but there’s always somebody there to take care of it, we haven’t addressed the underlying issue. And so I think when you benchmark best-in-class customer service, not just within a small sector but really re-identify what the whole customer experience is much more broadly, and you can do it by generations, and you can do it by— You know, we used to have people that wanted to come into places and pay their bills and do it, as opposed to a new generation, next generations of people that don’t want to have any of that. So, I think we have to be careful when we’re talking about how many people we need to satisfy the customer service, and are we really satisfying the need or covering up a problem?

MS. ELLIS	Alright, let’s move on to another one of ADP’s rebuttals, which is that, again, many of the opportunity areas that Pershing has raised, that they’re already doing it, right? So, they’ve argued that the company has been executing for many years against a long-term strategy to modernize their technology platforms, streamline service delivery, expand margins, while at the same time growing topline, And they have, to be fair, developed and deployed modern systems in many of their customer segments and they’re a little over a year in to a service-alignment initiative where they’re consolidating down their geographic footprint. Why don’t I actually, I’ll start with Paul on this one. So, what’s your perspective on the ADP rebuttal that, these are all good topics and issues that Pershing has raised, but they’re already addressing them.

MR. UNRUH	Well, I think I’m glad they agree with us because it would be a tougher fight if they didn’t. But I think it really comes down to a matter of pace and accelerating the pace through focus, through focused leadership and delivering leadership to the issues. And probably some cultural change around behavior in the organization to get at these things more quickly, and in a way that improves the company. And I think if you can improve the products, service will be improved by virtue of that, as opposed to having bodies there to fix product problems.

MS. ELLIS	Bill, how about you?

MR. ACKMAN

Yeah, I mean Carlos went on TV yesterday and he said that 80% of the clients have been migrated to new systems. I accept him at his word, but what we haven’t seen are the economic benefits from those migrations. Right, when you move to more modern technology, more cloud-based systems, you should see a massive savings in terms of margins. When you look at the company’s revenue productivity for employees, per employee, it’s been flat for the last seven years. Paychex has improved 50% over the period. ADP underperforms each of its competitors on every economic metric of productivity. So the issue we have with the company is, yes they have a good product in the small-market segment, they’ve good a good middle-market product, but we should see very significant— You know, the company talked four years ago about the savings that would emerge once they’ve migrated clients, and we haven’t seen them, and they’re not projecting them, either. The company’s projections, as you know, for the next three years, what they just revealed, are 100 to 200 basis points of margin improvement over the next three years. This is after a full migration to Workforce Now, after the RUN migration, and where is the benefit? So it’s not a question of pace, it’s just, where is it? Where’s the beef, as they say.

MS. ELLIS	Ronee, how about you? What’s your view on this topic?

MS. HAGEN	Well, I think, you known, I mean I think that’s one of the issues that you can always argue the pace is too slow, too fast. And I think that how long do you wait, and how do you test it, and I think you do need to benchmark externally. I think you need to look at all of the things that both Paul and Bill just addressed, but then you’ve got to move on it. I think this is a good company, it’s in a good space, I’ve invested in it. And I think the opportunities here are pretty significant. And I’m sure there are some interesting boardroom dialogues that are going on right now, when you’ve had the opportunity to look at the Pershing thesis against what they’re doing, and debate those things. And I think that’s healthy for companies right now. I think, as I said before, it used to be that an activist represented some lone-wolf, self-serving kind of interest. And I think now it’s more like, as Bill has said, do you have an owner in the room, do you really have that shareholder representation that says, “Are you really looking out for me, or are we protecting some kind of status quo here?” And I think that just creates a much healthier dialogue in the boardroom.

MS. ELLIS	Alright Bill, I’ll throw one in here for you. We spent a lot of time focused on the major elements of the Pershing thesis, which is around operational efficiency, margin expansion, and then also addressing and improving the performance in national accounts. But in all your work on ADP, what’s an aspect of ADP that you see being underleveraged today, like a hidden gem or something that you could see driving growth going forward.

MR. ACKMAN

I mean ADP has probably one of the best datasets in the world. You know, big data is driving, first of all, big data is enormously valuable to every business. And this company knows what one-sixth of the country gets paid, how much money they put away for their retirement, what they’re spending on healthcare. It’s an incredibly valuable dataset, and the company has, as far as I can tell, earned not one nickel from that business opportunity. So I think there’s a huge opportunity to build a big-data company just out of that dataset. So that would be an obvious area.

The other thing is, they, you know there are all kinds of ancillary financial services. People have talked about the potential for ADP either to partner with a financial institution or provide other kinds of financial services to this population of, you know meaningful percentage of the country, where they know more about their credit history, certainly, than Equifax, I would say. So that’s an un-, you know there are two enormous, unexploited opportunities where you can build multi-billion-dollar businesses.

MS. ELLIS	Alright, we have about five minutes left, so let’s transition over to action plans going forward and then some of the closing remarks. So Ronee, let’s start with you. If voted here onto ADP’s board, what would you do first? What’s the action plan in the first 30, 60, 90 days?

MS. HAGEN	Well I’d say, if I was voted on, I would have signed the NDA and I would get an insider’s look at all of these numbers from their perspective, which I would be very anxious to do. I think it is a learning time, get to know the other directors, what are the strengths and weaknesses. I’m all about what’s best in class and what are the gap closures that you need to move on quickly and which ones do you need more time to consider. So, I’d be an independent board member, so it would be a learning and listening opportunity for me. But I think we’ve asked some critical questions and I would be anxious to get inside and get the answers to some of those things.

MS. ELLIS	Alright, Paul, how about you?

MR. UNRUH	Well, if elected I would try to go to work very quickly on the formation of a project to transform the company, and that would be by meeting the other board members and convincing them that that’s something we need to do, and participate in hiring an outside firm to help us do it and get moving. Provide leadership.

MS. ELLIS	Alright, and Bill, how about you?

MR. ACKMAN

I think, you know, very similar answers. I mean, look, we’ve asked a handful of questions, obviously very publicly, which we’d like answers to. We’ve been able to do a lot of work on the company, but with limited information, so I think the first thing we’d do is get a very deep dive in terms of answers to our questions. What are the margins in each of the various segments of the business? Where are the potential opportunities? I want to get a very good understanding of the status of Vantage 2.0. What is the product? What is its functionality? How does it compare with the competitors? What is its global potential? How many more years is it going to take for it to be delivered? And then I’d want to look at other alternatives. I’d like to examine the Ceridian alternative, again depending upon— The fact that we have a sunk-cost investment into Vantage 2.0 doesn’t affect my thinking as to whether that’s the right pursuit, or whether the right answer is to solve the problem overnight with an acquisition, which might also bring in, would bring in, a very talented technology leadership and other synergies. So these are the things that I would be interested in.

But of course, you know, I don’t think, one of the most important things about a proxy contest is it’s a way for shareholders to send a message to the full board that, you know what, we want more than the status quo. And my experience is, those first meetings go very, very well, because the shareholders have spoken, a few directors have left the board, the whole dynamic in the room changes, we’re going to have to redo some of the committees because the committee chairs, three committee chairs will have to be redone. That’s an opportunity for the board to really refresh itself, and I’ll be part of that process.

MS. ELLIS	Alright, time for the closing elevator pitches. Ronee, we’ll start back with you. So can you just give us the quick summary version of why ADP shareholders should be voting for you on November 7th?

MS. HAGEN	Yeah, I think it’s a great company. I think it has terrific potential. And what I bring is the practical aspect of having to execute against some of these great challenges, and I’ve done it successfully. I think when I’ve gone into these new companies that, frankly, I didn’t know a lot about them, people were much more concerned with how I did business than exactly the what. How are we going to get to be number one again? And so I’ve been familiar with those kinds of processes. I think I can talk to the board and share my insights around that, and with the management to get the energy level up, that this isn’t an impossible task, it’s actually fun when you’re getting back to number one.

MS. ELLIS	Alright, Paul, you’re up.

MR. UNRUH	Well, I think I would bring a fresh set of eyes and perspective and financial expertise to the board. I think more than anything, I bring a very recent experience in how to manage a transformation project. And that’s something that I don’t believe any of the board members have that would be outgoing. And I think we could get started quickly.

MS. ELLIS	Alright, and Bill?

MR. ACKMAN

So I would certainly bring a shareholder’s perspective to the board, we’ve got a $2.6 billion investment in the company. We intend to be a long-term investor in the business. But what I bring beyond just myself is, on every board that I’ve joined or another member of the team joins, we sign a confidentiality agreement with the company and we are able to share information with the full analytical team at Pershing Square, and we bring those resources to bear with the benefit of inside information, very similar to the way a private-equity firm works with a portfolio company. And I think this can be quite helpful to other directors to have analytical resources that are brought to bear at the board. So I think it’s a shareholder perspective, an open-mindedness to different alternatives, and some additional analytical resources.

MS. ELLIS	Terrific. Alright. And with that I think we will close. Thanks, Ronee, Bill and Paul for joining us for this webcast. I hope investors watching, you found this valuable. Again, this is Lisa Ellis from Bernstein Research, signing off. Thanks a lot.